Per head premiums running $6.50 above year ago levels	Company Announces 2nd Quarter Results
USPB Grid Premiums 150% Greater Than Fiscal Year ’05 Similar number of cattle sold earn nearly $1.8 million more in premiums.	Bottom line similar to fiscal year 2005 2nd quarter numbers

U.S. Premium Beef members who have sold cattle on the company’s grids during fiscal year 2006 are averaging over $6.50 per head more in premiums this year compared to the same time period during fiscal year 2005. In total, while the number of cattle marketed year to date through USPB is similar to last year, USPB paid members approximately $1.8 million more in grid premiums this year.
     "Part of the increase in grid premiums can be attributed to a wider Choice/Select spread this year compared to 2005," Brian Bertelsen, USPB Director of Field Operations, explains. “Our Choice/Select spread has averaged $11.65 so far this year compared to $5.03 during the same time period during fiscal year 2005, so cattle that grade well have been rewarded on our Base and Market grids.

    "USPB cattle have also yielded better this year compared to last year," Bertelsen points out. "That has resulted in more money paid for USPB cattle in fiscal year 2006.
    “Although we're delivering slightly more Yield Grade 4 and 5 carcasses, the industry has experienced the same trend,” Bertelsen adds. “So, USPB members have actually received smaller discounts for Yield Grade on our two grids this year."
    The USPB Benchmark Performance Data table on page two details recent carcass quality and premium results on both of the company’s grids. ♦

During USPB’s second quarter, which ended February 25, 2006, the U.S. beef processing industry continued to be pressured by many of the factors that negatively impacted it for much of the past 18 months. As a result, USPB recorded a net loss for the quarter of $7.6 million, or $11.00 per set of linked units (one Class A and one Class B unit), compared to a net loss of $7.5 million for the same period in the prior fiscal year.
    “During the quarter, our processing company, National Beef Packing Co., LLC, increased sales primarily due to an increase in boxed beef and beef product prices that were higher than during the same period in fiscal year 2005," CEO Steve Hunt explained.
    "Sales also improved due to an improved product sales mix and continued growth in value-added sales during the quarter. However, cost of sales increased at a higher rate, due in part to an increase in live cattle prices, which was the result of a continued

…continued on page 2

USPB Signs Letter of Intent for Brawley Beef, LLC It offers your company an opportunity to broaden its geographic base.

U.S. Premium Beef, LLC, has signed a non-binding letter of intent to acquire  the business of Brawley Beef, LLC, which includes Brawley Beef's processing facility.
    "At this time, we are continuing our due diligence and cannot discuss specific details regarding this issue,” Steve Hunt, CEO, explains.

"However, we believe Brawley Beef, with its alliance of cattle producers in Arizona and California, offers us an excellent opportunity to strategically grow our company."
    For more information on Brawley Beef, LLC visit the company’s web page at www.brawleybeef.com.♦

National Beef Cleared in Beef Trial
At press time, USPB learned that a federal court jury in South Dakota cleared National Beef Packing Co., LLC, of all charges brought by three producers in a 2002 lawsuit. In that case, the producers claimed the four largest beef processing companies knowingly used incorrect government data to depress the prices they paid for cattle. USDA admitted the errors and later published correct prices.
     "We are pleased with the jury's decision and look forward to putting this behind us," USPB CEO Steve Hunt said after learning of the jury's decision. ♦

Lisa Phillips is New Director of Operations

Lisa Phillips has recently been named USPB’s Director of Operations. Phillips assists USPB’s COO with company operations, manages the membership program and coordinates member communications.
    “Lisa joins USPB with a great amount of experience in operations having worked fourteen years with Farmland Industries in the Animal Health and Feed Divisions,” USPB COO Stan Linville commented in announcing Phillips’ appointment. “As part of her responsibilities, Lisa worked with the processing and management of pork carcass data and as a feed formulation/pricing analyst."
    Phillips graduated from Missouri State University with a BS degree in Agricultural Economics. ♦

Good Luck Jill Arb!
USPB's Director of Operations, Jill Arb, has decided to pursue other interests in the Manhattan, KS, area. "Jill has been a fixture at USPB and has contributed greatly to our company's success," CEO Steve Hunt noted. "We thank her for her part in building USPB and wish her all the best in her new endeavors." ♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

AV Premium Temporarily Suspended
USPB has temporarily suspended its Age Verified (AV) premium due to the continued closure of the Japanese market to U.S. beef. USPB paid a $25 per head premium for qualifying cattle while the Japanese market was open. When trade resumes with Japan, USPB will evaluate that market and make a decision on premiums for age verified cattle. ♦

Company Announces 2nd Quarter… continued from page 1
tightened supply of market-ready cattle.”
    That factor, combined with lower demand levels for beef resulting from the ongoing closure of important export markets and lower plant capacity utilization, contributed to a decline in USPB’s gross margins.
    “We believe domestic cattle supplies will increase in the third quarter and, in general, follow that trend over the next two to three years, but with questions remaining regarding international market access, margins can be expected to continue to be negatively impacted,” Hunt added. “However, we remain optimistic about our processing company’s position in the industry and how efficiently it processes and markets our beef products. And, if we’re able to complete the acquisition of Brawley Beef, (see Brawley Beef article on page one) our long term strategy of creating profit  from the growth in value-added sales, both domestically and internationally, will be improved." ♦

USPB’s Delivery Right Leasing Policy
Company sets price on its lease list
USPB’s Board of Directors has approved policy designed to enable USPB management to more efficiently provide a leasing service to unitholders who request the company’s help in leasing unused delivery rights to other members.
    The primary change in the delivery right leasing policy directs USPB management to establish the price for company facilitated leasing of unitholder delivery rights to other members. Currently, the lease price is $5 per delivery right.
    As part of the leasing service, USPB will continue to invoice members leasing delivery rights and pass lease payments on to unitholders whose delivery rights were leased.
    “This policy will enable our staff to assist unitholders and members to more efficiently lease delivery rights,” Steve Hunt, USPB CEO, explained. “And, unitholders will still have the option of leasing their delivery rights privately to members for whatever price they deem acceptable.”
    USPB will consider a number of factors when pricing delivery rights including the number of delivery rights on the lease list, demand for leasing delivery rights, market access conditions and grid premiums earned by lessees. Members will be notified when price changes are made on USPB’s lease list. ♦

Universal EID Readers Installed in Both Plants
USPB members now have the option of using any brand of ISO compliant electronic identification ear tags (EID) when delivering cattle to Dodge City or Liberal. The rebate is $1 per head delivered with an ISO compliant tag for cattle harvested through December 2006. Members must request the EID rebate by faxing Grade Detail reports from qualifying cattle to USPB within 90 days of delivery. If you have questions about USPB’s EID rebate program, please call our office at 866-877-2525. ♦

USPB Benchmark Performance Data

Cattle Marketed Between 3/05/06 and 4/1/06
(Numbers in Percent)	Base Grid		Market Grid
	All	Top 25%	All	Top 25%
Yield	64.04	64.96	64.16	64.75
Prime	2.52	4.03	0.95	1.04
Choice	61.36	67.59	53.95	54.56
CAB	11.39	14.84	8.31	7.91
NAB	7.61	9.20	0.80	0.54
Black Hided	75.98	83.20	59.52	45.28
Ungraded	1.82	1.00	2.66	2.12
Hard Bone	0.87	0.24	1.23	0.30
YG1	7.04	5.65	14.08	22.33
YG2	32.76	30.42	37.35	41.31
YG3	43.95	47.54	37.30	29.48
YG4	14.53	14.87	10.24	6.41
YG5	1.73	1.52	1.02	0.47
Light Wt.	0.60	0.27	0.27	0.21
Heavy Wt.	1.14	0.69	0.80	1.03
QG Premium	$19.66	$30.76	$6.81	$10.19
Yield Benefi t	$15.49	$35.14	$9.45	$19.57
YG P/D	$5.12	$4.74	$0.60	$8.27
OW Discount	$2.11	$1.18	$1.51	$1.74
AV Premium	$0.18	$0.44	$0.14	$0.00
S/H Premium	$1.40	$1.69	$2.77	$3.09
Total Prem.	$29.50	$62.11	$18.26	$39.38

U.S. Premium Beef, LLC P.O. Box 20103 Kansas City, MO 64195 ADDRESS SERVICE REQUESTED